EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2016 Financial Results

•                  Company goes ‘live’ with its first Online Gaming Network managed services solution and expands managed services to existing customers

•                  33rd consecutive profitable quarter: $0.07 EPS

•                  Adjusted EBITDA up 80% year over year to $2.0 million with 79% gross margins and 33% adjusted-EBITDA margins

•                  License and services backlog up 48% year over year to $7.0 million from $4.7 million

ENGLEWOOD, Colorado, August 2, 2016 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in real-time activation, analytics and marketing for connected mobile devices worldwide, today reported financial results for its second quarter ended June 30, 2016.

“We have completed the integration of Sixth Sense Media and are working on multiple opportunities globally in the mobile consumer engagement and marketing space,” said Thomas Thekkethala, CEO. “The recent Nova Gaming Ventures managed services deal is an example of the global opportunities where Evolving Systems is uniquely positioned to enable service providers to engage consumers and upsell next generation services such as mobile banking, entertainment, advertising and commerce to consumers world-wide.

“Since I joined Evolving Systems 10 months ago we have been positioning ourselves as a leader in managed service solutions for mobile consumer engagement and marketing. Our new managed services offering is designed to provide a recurring revenue stream that grows over time instead of our traditional one-time license and service fee.  This will generate more predictable revenue growth with better margins over the long term, although it will mean lower free cash flow during the transition period. We have also initiated significant investments in big data and stream processing technologies to support the massive event volumes and real-time requirements of these solutions.

“Having returned over $65 million in dividends to Evolving Systems stockholders since 2010, our Board of Directors has decided to suspend our quarterly dividend in order to provide maximum financial flexibility to fund these and other growth initiatives that will create long-term shareholder value. The Board will continue to monitor our progress and make determinations on potential future dividend payments accordingly.

“We have also rolled out LEAN/Agile methodologies to accelerate our marketing services, solution development and delivery to our customers, resulting in substantially improved efficiencies. This has contributed to the adjusted EBITDA increase of 80% with 33% adjusted EBITDA margins in the second quarter. These efficiencies and new business opportunities should generate recurring revenue and position us for earnings growth over the long term.”

Financial Results Recap

Evolving Systems reported net income of $780,000, or $0.07 per diluted share, on revenue of $6.1 million in the second quarter, which mirrored net income of $780,000, or $0.07 per diluted share, on revenue of $6.1 million in the same quarter last year. Adjusted EBITDA in the second quarter increased 80% to $2.0 million from $1.1 million in the second quarter a year ago.  Adjusted EBITDA margin grew to 33% from 18% year over year.

For the six-month period the Company reported net income of $1.2 million, or $0.10 per diluted share, on revenue of $12.6 million as compared with net income of $1.6 million, or $0.14 per diluted share, on revenue of $12.7 million in the same period last year.  Adjusted EBITDA increased 39% year over year to $3.8 million from $2.8 million.  Adjusted EBITDA margin grew to 30% from 22% year over year.

Cash and cash equivalents at June 30, 2016, were $5.9 million, up from $3.7 million in the first quarter but down from $8.4 million at 2015 year-end. The Company closed the quarter with $7.1 million in working capital. The Company generated $3.0 million in cash from operations through the first half of 2016 compared with $3.1 million in the same period a year ago. During the first quarter of 2016 Evolving Systems paid down $4.0 million of its $10.0 million revolving line of credit and converted the remaining $6.0 million into a term loan, which is scheduled to be fully repaid by the end of 2019.

Bookings and Backlog Highlights

Total bookings increased 6% year over year to $6.3 million in the second quarter from $5.9 million in the same quarter last year. License and services bookings in the second quarter increased 21% year over year to $3.4 million from $2.8 million. Mobile Marketing Solutions (MMS) license and services bookings increased 77% to $2.0 million from $1.1 million. Customer support bookings in the second quarter declined to $2.9 million from $3.1 million. Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

Total backlog at the end of the second quarter increased 20% year over year to $12.4 million from $10.3 million. License and services backlog increased 48% year over year to $7.0 million from $4.7 million. License and services backlog included $5.0 million in MMS, up 65% year over year, and $1.9 million in Tertio® Service Activation (TSA), up 17% year over year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 1-650-521-5176 for international callers. The conference ID is 49809089. A telephone replay will be available through August 16, 2016, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 49809089. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q2 earnings call’ icon at left. A replay of the Webcast will be accessible at that website through August 16, 2016. The webcast is also available by clicking the following link:  http://edge.media-server.com/m/p/z7vhoq95.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading subscriber service, SIM card and mobile broadband activation of connected devices and real-time analytics and marketing solutions to monetize mobile network services and consumer behavior. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the impact of the SSM acquisition, the market for the Company’s products, prospects for new customer wins, the Company’s ability to deliver and help customers accelerate monetization of new services, the Company’s ability to be a leader in providing managed services, build shareholder value, achieve recurring revenue and earnings growth and post quarterly results that are similar to those described in this press release, are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2016; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Evolving Systems Marketing Department

marketing@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited)	2016	2015	2016	2015
Revenue:
License fees and services	$3,209	$3,610	$7,059	$7,949
Customer support	2,869	2,461	5,499	4,782
Total revenue	6,078	6,071	12,558	12,731
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	895	1,190	2,007	2,415
Costs of customer support excluding depreciation and amortization	368	332	705	720
Sales and marketing	1,191	1,515	2,571	3,099
General and administrative	854	1,026	1,822	1,933
Product development	833	960	1,788	1,974
Depreciation	71	84	148	180
Amortization	195	23	391	47
Restructuring	63	—	1,004	—
Total costs of revenue and operating expenses	4,470	5,130	10,436	10,368
Income from operations	1,608	941	2,122	2,363
Other income (expense):
Interest income	1	4	3	9
Interest expense	(73)	(3)	(191)	(6)
Foreign currency exchange gain (loss)	(446)	151	(247)	26
Other income (expense), net	(518)	152	(435)	29
Income from operations before income taxes	1,090	1,093	1,687	2,392
Income tax expense	310	313	480	752
Net income	$780	$780	$1,207	$1,640
Basic income per common share	$0.07	$0.07	$0.10	$0.14
Diluted income per common share	$0.07	$0.07	$0.10	$0.14
Weighted average basic shares outstanding	11,803	11,675	11,799	11,672
Weighted average diluted shares outstanding	11,964	11,948	11,961	11,943

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$5,912	$8,400
Contract receivables, net	6,973	7,727
Unbilled work-in-progress	3,650	4,158
Prepaid and other current assets	1,745	1,459
Total current assets	18,280	21,744
Property and equipment, net	400	560
Amortizable intangible assets, net	4,592	4,983
Goodwill	21,782	23,142
Long-term deferred income taxes	60	—
Total assets	$45,114	$50,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$4	$5
Revolving line of credit	—	10,000
Term loan — current	987	—
Accounts payable and accrued liabilities	3,890	4,429
Income taxes payable	382	324
Dividends payable	1,299	—
Contingent earn-out obligation	178	178
Unearned revenue	4,430	3,330
Total current liabilities	11,170	18,266
Long-term liabilities:
Capital lease obligations, net	—	1
Term loan, net	5,000	—
Total liabilities	16,170	18,267
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	97,617	97,418
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(8,027)	(5,999)
Accumulated deficit	(59,405)	(58,016)
Total stockholders’ equity	28,944	32,162
Total liabilities and stockholders’ equity	$45,114	$50,429

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Non-GAAP net income and income per share:
GAAP net income	$780	$780	$1,207	$1,640
Amortization of intangible assets	195	23	391	47
Stock-based compensation expense	70	71	146	160
Restructuring	63	—	1,004	—
Income tax adjustment for non-GAAP*	(120)	(31)	(508)	(70)
Non-GAAP net income	$988	$843	$2,240	$1,777

Diluted net income per share:
GAAP	$0.07	$0.07	$0.10	$0.14
Non-GAAP	$0.08	$0.07	$0.19	$0.15
Shares used to compute diluted EPS	11,964	11,948	11,961	11,943

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjusted EBITDA:

Net income	$780	$780	$1,207	$1,640
Depreciation	71	84	148	180
Amortization of intangible assets	195	23	391	47
Stock-based compensation expense	70	71	146	160
Restructuring	63	—	1,004	—
Interest expense and other (benefit), net	518	(152)	435	(29)
Income tax expense	310	313	480	752
Adjusted EBITDA	$2,007	$1,119	$3,811	$2,750

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands) (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
License fees and services
MMS	$2,191	$1,570	$4,907	$3,936
TSA	1,018	2,040	2,152	4,013
Total license fees and services	3,209	3,610	7,059	7,949
Customer support
MMS	1,212	797	2,312	1,575
TSA	1,657	1,664	3,187	3,207
Total customer support	2,869	2,461	5,499	4,782
Total revenue	$6,078	$6,071	$12,558	$12,731

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Bookings
License fees and services
MMS	$2,008	$1,134	$4,922	$2,851
TSA	1,410	1,701	3,228	4,241
Total license fees and services	3,418	2,835	8,150	7,092
Customer support
MMS	1,097	1,357	1,740	1,912
TSA	1,780	1,743	3,318	3,404
Total customer support	2,877	3,100	5,058	5,316
Total bookings	$6,295	$5,935	$13,208	$12,408

	Three months ended
	June 30,
	2016	2015
Backlog**
License fees and services
MMS	$5,047	$3,061
TSA	1,948	1,668
Total license fees and services	6,995	4,729
Customer support
MMS	2,049	2,046
TSA	3,390	3,546
Total customer support	5,439	5,592
Total backlog	$12,434	$10,321

MMS (Mobile Marketing Services) is comprised of software products Real-time Lifecycle Management™ (RLM), Dynamic SIM Allocation™ (DSA), Mobile Data Enablement™ (MDE) and Total Number Management™ (TNM).

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.